Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of ACE Limited on Form S-3 (File Nos. 333-78841, 333-60985 and 333-88482), Form S-4 (File No. 333-90927) and Form S-8 (File Nos. 33-86146, 333-1400, 333-1402, 333-1404, 33-46301, 333-72299, 333-82175, 333-93867, 333-72301, 333-61038, 333-86102 and 333-103701) of our reports dated February 3, 2003, on our audits of the consolidated financial statements and financial statement schedules of ACE Limited as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, which reports are included and incorporated by reference in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

New York, New York

March 26, 2003